Annex A to 11/17/09 Board Memo

EXHIBIT B

(amended as of December 3,2009)

to the

Multiple Class Plan

MTB GROUP OF FUNDS

March 24,2003

Fund	Effective Date of Plan

MTB Balanced Fund

MTB Income Fund

MTB Intermediate-Term Bond Fund

MTB International Equity Fund

MTB Large Cap Growth Fund

MTB Large Cap Value Fund

MTB Managed Allocation Fund-Aggressive Growth

MTB Managed Allocation Fund-Conservative Growth

MTB Managed Allocation Fund-Moderate Growth

MTB Maryland Municipal Bond Fund

MTB Mid Cap Growth Fund

MTB Multi Cap Growth Fund

MTB New York Municipal Bond Fund

MTB Pennsylvania Municipal Bond Fund

MTB Short Duration Government Bond Fund

MTB Short-Term Corporate Bond Fund

MTB Small Cap Growth Fund

MTB U.S. Government Bond Fund

MTB Virginia Municipal Bond Fund

March 24,2003

March 24,2003

March 24,2003

March 24,2003

March 24,2003

March 24,2003

March 24,2003

March 24,2003

March 24,2003

March 24,2003

March 24,2003

March 24,2003

March 24,2003

March 24,2003

March 24,2003

March 24,2003

March 24,2003

March 24,2003

January 11,2006

This Exhibit to the Multiple Class Plan (the “Plan”) is hereby adopted by the above-listed portfolios (each, a “Fund”) of the MTB Group of Funds (the “Trust”) on whose behalf it is executed as of the date stated below.

1. Separate Arrangements

Distribution Arrangements

Class A Shares are designed for individuals as a convenient means of accumulating an interest in a professionally managed, diversified portfolio of securities.

Channel/Target Customers

Class A Shares are designed for sale to retail customers.

Sale Load

Class A Shares are sold with the front-end sales load as described in the prospectus.

Contingent Deferred Sales Charge

With the exception of the Large Cap Value Fund, Class A Shares are subject to a contingent deferred sales charge, if any, as described in the prospectus.

Rule 12b-l Plan and Services

The Class A Shares may bear, for services provided pursuant to the Rule 12b-1 Plan, a maximum distribution fee of 0.25 of 1.0% of the average daily net assets of each Fund’s Class A Shares. All or any portion of this may be waived by the Distributor from time to time.

Shareholder Services Plan and Services

The Class A Shares may bear, for shareholder services provided, a maximum shareholder service fee of 0.25 of \% of the average daily net asset value of each Fund’s Class A Shares. All or any portion of this fee may be waived by the shareholder servicing agent from time to time.

Minimum Investments

The minimum initial investment in Class A Shares is $500. Subsequent investments must be in amounts of at least $25. The minimum account balance is $250.

Voting Rights

Each Class A Share gives the shareholder one vote in Trustee elections and other matters submitted to shareholders for the entire Trust for vote. All shares of each portfolio or class in the Funds have equal voting rights, except that only shares of a particular portfolio or class are entitled to vote in matters ‘affecting that portfolio or class.

2. Expense Allocation

Distribution Fees

Distribution Fees are allocated equally among Class A Shares of the Fund.

Shareholder Service Fees

Shareholder Service Fees are allocated equally among the Class A Shares of the Fund.

3. Conversion Features

Class A Shares are not convertible into shares of any other class.

4. Exchange Features

Class A Shares of any portfolio may only be exchanged for Class A Shares of other portfolios of the Trust pursuant to the conditions described in the appropriate prospectus.

IN WITNESS WHEREOF, this Amended Class Exhibit has been executed on behalf of the above-listed portfolios of the Trust by a duly-authorized officer as of the date set forth below.

MTB GROUP OF FUNDS

By:	/s/ Michael D. Daniels
Michael D. Daniels
Vice President

Date:	December 3, 2009